As filed with the Securities and Exchange Commission on May 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST ALBANY COMPANIES INC.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	22-2655804 (I.R.S. Employer Identification Number)

30 S. Pearl Street
Albany, New York 12207-1599
(518) 447-8500
(Address of Registrant’s Principal Executive Offices)

FIRST ALBANY COMPANIES INC.
1999 LONG-TERM INCENTIVE PLAN

(Full Title of the Plans)

Stephen P. Wink, Esq.
Secretary and General Counsel
First Albany Companies Inc.
30 S. Pearl Street
Albany, New York 12207-1599
(518) 447-8500

(Name, Address, and Telephone Number of Agent for Service)

Copy of communications to:

Arthur H. Kohn, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
(212) 225-2000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price	registration fee
Common Stock, $.01 par value	1,200,000	$12.69	$15,228,000	$1,929.39

(1)	This Registration Statement covers 1,200,000 shares of Common Stock issuable upon exercise of options or covered under other awards granted pursuant to the First Albany Companies Inc. 1999 Long-Term Incentive Plan plus any additional shares of Common Stock which will become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. This Registration Statement also covers the rights (the “Rights”) attached to each share of Common Stock pursuant to the Rights Agreement dated March 30, 1998. Until the occurrence of certain specified events, the Rights are not exercisable, are evidenced by the certificates representing the shares and may be transferred only together with the shares.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high ($12.78) and low ($12.60) prices of the Common Stock as reported on the NASDAQ National Exchange on May 3, 2004

Part II
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
OPINION OF CLEARY, GOTTLIEB, STEEN & HAMILTON
1999 LONG-TERM INCENTIVE PLAN
CONSENT OF PRICEWATERHOUSECOOPERS LLP

Explanatory Note

     On March 23, 2004, the Board of Directors of First Albany Companies Inc. (the “Company”) adopted an amendment to the Company’s 1999 Long-Term Incentive Plan (the “Plan”) to increase the maximum number of shares of the Company’s Common Stock that may be issued pursuant to options or other awards granted under the Company’s Plan by 1,200,000 to a total of 3,600,000 shares. The Company’s shareholders approved the amendment to the Plan at the Company’s Annual Meeting of Shareholders held April 27, 2004.

     The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s previously filed Registration Statements on Form S-8 filed on May 20, 1999 (Registration No. 333-78879), July 31, 2002 (Registration No. 333-97465) and June 2, 2003 (Registration No. 333-105771) with respect to the Plan (together, the “Prior Registration Statements”). This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of 1933 of an additional 1,200,000 shares of Common Stock issuable pursuant to options or other awards to be granted under the Plan, as so amended and restated. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, made in connection with the Plan, including the periodic reports that the Company filed after the Prior Registration Statements to maintain current information about the Company, are incorporated herein by reference.

Part II

Item 8. Exhibits.

     In addition to the exhibits filed or incorporated by reference into the Prior Registration Statements, the following documents are filed as exhibits to this Registration Statement.

Exhibit
No.	Description	Method of Filing
5	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the legality of the securities being registered	Filed herewith

10	First Albany Companies Inc. 1999 Long-Term Incentive Plan	Filed herewith

23.1	Consent of Cleary, Gottlieb, Steen & Hamilton	Contained in the opinion filed as Exhibit 5

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

24	Power of Attorney	Included on the signature page

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned , thereunto duly authorized, in the City of Albany and the State of New York on the  27th day of April, 2004.

FIRST ALBANY COMPANIES INC.

By	/s/ Alan P. Goldberg
Name: Alan P. Goldberg
Title: President and Chief Executive Officer

POWER OF ATTORNEY

         Know all men by these presents, that each officer or director of First Albany Companies Inc. whose signature appears below constitutes and appoints Alan P. Goldberg and George C. McNamee, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, to sign for him and in his name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Alan P. Goldberg		April 27, 2004
Alan P. Goldberg	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Steven R. Jenkins		April 27, 2004
Steven R. Jenkins	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ George C. McNamee		April 27, 2004
George C. McNamee	Director

/s/ Robert F. Campbell		April 27, 2004
Robert F. Campbell	Director

/s/ Carl P. Carlucci		April 27, 2004
Carl P. Carlucci	Director

/s/ Walter W. Fiederowicz		April 27, 2004
Walter W. Fiederowicz	Director

/s/ Nicholas A. Gravante, Jr.		April 27, 2004
Nicholas A. Gravante, Jr.	Director

/s/ Hugh A. Johnson, Jr.		April 27, 2004
Hugh A. Johnson, Jr.	Director

/s/ Dale Kutnick		April 27, 2004
Dale Kutnick	Director

/s/ Arthur T. Murphy		April 27, 2004
Arthur T. Murphy	Director

Signature	Title	Date
/s/ Shannon P. O’Brien		April 27, 2004
Shannon P. O’Brien	Director

/s/ Arthur J. Roth		April 27, 2004
Arthur J. Roth	Director

EXHIBIT INDEX

Exhibit
No.	Description	Method of Filing
5	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the legality of the securities being registered	Filed herewith

10	First Albany Companies Inc. 1999 Long-Term Incentive Plan	Filed herewith

23.1	Consent of Cleary, Gottlieb, Steen & Hamilton	Contained in the opinion filed as Exhibit 5

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

24	Power of Attorney	Included on the signature page